Big Bear Resources Inc.

NUMBER SHARES

[ ] INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA [ ]

100,000,000 SHARES COMMON STOCK AUTHORIZED, $.001 PAR VALUE

This

certifies

that /S/ SPECIMEN CUSIP ~~224082 10 7~~

SEE REVERSE FOR

CERTAIN DEFINITIONS

Is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

Big Bear Resources Inc.

transferable on the books of the corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Certificate of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid unless countersigned by the

Transfer Agent.

WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

DATED /S/ SPECIMEN

/s/ S. Houghton BIG BEAR RESOURCES INC. /s/ K. Houghton

PRESIDENT CORPORATE SEAL SECRETARY

NEVADA